Exhibit 10.29
CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into BY AND AMONG:

The Sevin Group LLC, a New York Limited Liability Company, existing and organized under the laws of New York State, having its registered head office at 66 West 38th Street, Suite 16D, New York, NY 10018, (hereinafter referred to as “SeVin”),

AND

Immune Therapeutics, Inc., a Corporation, existing and organized under the laws of the State of Florida, having its registered head office at 37 North Orange Ave, Suite 607 Orlando, Florida 32801, (hereinafter referred to as “IMUN” or the “Company”).

W I T N E S S E T H:

WHEREAS, IMUN is engaged in the development, production and marketing of pharmaceutical Product(s) (as defined hereafter) for human use and is desirous of having certain Product(s) marketed in the areas of anti-aging, oncology and immune therapeutics, and seeks assistance in the development of the various markets in which IMUN is implementing its sales strategy and processes and potentially additional markets;

WHEREAS, SeVin wishes to enter into this Agreement with IMUN to advise concerning the marketing of such Product(s) and to expand IMUN’s sales and sales territories;

WHEREAS, the parties deem it appropriate to conclude this Agreement in order for IMUN to appoint SeVin to handle such activities and make certain appointments to the IMUN Board of Directors (“Board”); and

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants of the parties’ hereinafter contained, the parties hereto hereby agree as follows:

1	DEFINITIONS

1.1	For the purposes of this Agreement, the following terms shall have the meanings assigned to them:

(a)
“Affiliate” means (i) any corporation or business entity of which securities or other ownership interests representing fifty percent or more of the equity or fifty percent or more of the ordinary voting power or fifty percent or more of the general partnership interests are, at the time such determination is being made, owned, Controlled (as hereinafter defined) or held, directly or indirectly, by such corporation or business entity, or (ii) any other corporation or business entity which, at the time such determination is being made, is Controlling, Controlled by or under common Control, with such corporation or business entity;

(b)	“Agreement” means this Agreement;

(c)
“Confidential Information” means any trade secrets, data or other information, whether oral or written, relating to the other party’s past, present and future efforts in research, development, manufacturing, and business activities that is disclosed to or obtained by the receiving party in connection with, and during the term of this Agreement;

(d)
“Control” and words derived therefrom mean, whether used as a noun or verb, the possession, direct or indirect, of the power to direct, or cause the direction of, the management or policies of any corporation or business entity, whether through the ownership of voting securities, by contract or otherwise;

(e)	“Effective Date” means the date on which the last party signs this Agreement;

(f)
“Intellectual Property Rights” means (i) patents, copyright, database rights and rights in trademarks and designs (whether registered or unregistered) and Confidential Information; (ii) applications for registration, and the right to apply for registration, for any of these rights; and

(iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

(g)	“Product(s)” means the Product(s) currently manufactured or slated for sale by IMUN or to be produced, manufactured, sold or licensed by IMUN; and

(h)
“Specifications” means, in respect of each of the Product(s), the specifications, tests, procedures, process description, and other information relating to such Product(s) provided to SeVin by IMUN under separate cover, which may be amended from time-to-time by IMUN in writing.

2	APPOINTMENTS

2.1	IMUN hereby appoints SeVin, upon the terms and subject to the conditions herein set forth, as its consultant to advise IMUN about the marketing of the Product(s) as set forth herein.

2.2	SeVin hereby accepts such appointment as consultant to advise IMUN about the marketing of the Product(s), strategy and operations.

2.3	Seth Elliott, Managing Member of SeVin, will be appointed President of IMUN and charged with the operational direction of the Company.

2.4	Vincent Butta, Managing Member of SeVin, will be appointed to the Board.

2.5	SeVin will provide IMUN with consulting support to market the Product(s) on behalf of IMUN.

2.6
During the Term (as defined hereinafter) of this Agreement and for one year thereafter, neither SeVin nor any of its Affiliates shall actively manufacture, market, promote, sell, re-sell, represent or distribute any other product, whether from third parties or from itself or from any of its Affiliates, which directly competes with the Product(s).

2.7
SeVin acknowledges that IMUN may grant consulting engagements and marketing rights to other persons or organizations for the Product(s), or may retain exclusive marketing rights for itself or its Affiliates for the same purpose.

3	SUPPORT TO MARKETING ACTIVITIES

Market Research

SeVin shall conduct Market Research as necessary to properly market the Product(s). Sevin will report the results of such Market Research to the Board and will present market opportunities for IMUN in a documented and structured manner.

Marketing Plans

SeVin will support IMUN in the following ways:

●	Elaborating marketing plans for IMUN Product(s)

o	SeVin may consider the use of strategic scenarios and risks/opportunities analyses to present its recommendations.

●	Developing commercialization plans for IMUN with the objective of optimizing sales revenue for IMUN including sales through one or more compounders and/or distributors.

●	Converting commercialization plans into short-term (one-year) and long-term (three-year) financial plans for IMUN.

SeVin may make several suggestions to IMUN, including but not limited to:

●	Introduction to possible partner organizations that might support the marketing, promotion, medical detailing, distribution or sales representation of the Product(s) on behalf of IMUN.

●
Introduction to possible partner organizations that might support the clinical development of the Product(s) for certain indications and certain claims in specific regions or territories, in partnership with IMUN.

o
If such partner organization(s) approve an alliance with IMUN, the corresponding agreement(s) would be made directly between such third party organization(s) and IMUN. SeVin may act as a consultant to the alliance, but without direct legal responsibility and without any liability regarding the nature of the relationship(s) or outcomes.

o
In the case of an agreement regarding clinical developments, the financial amounts at stake may be very substantial and involve the transfer of Intellectual Property rights. SeVin will support IMUN in its evaluation of any contemplated alliance.

Marketing Support

SeVin shall use reasonable endeavors to support the marketing of the Product(s). IMUN shall reasonably assist SeVin in developing suitable promotional literature and materials.

SeVin shall make its best efforts to provide quarterly forecasts of commercial opportunities to IMUN on a one-year horizon to facilitate the planning by IMUN of its resources for marketing, manufacturing and distribution.

SeVin shall conduct the relationship with potential customers to the point that they may place a purchase order with IMUN (“Customer Order(s)”). The management of such Customer Order(s), including but not limited to insuring and shipping the Product(s), invoicing the customer, collecting customer payments, etc. will be entirely the responsibility of IMUN.

IMUN will provide its standard price list and terms to SeVin in order to communicate the same to customers where relevant and authorized. SeVin will strictly communicate with potential customers the exact terms and conditions set forth in these IMUN documents. IMUN will inform SeVin in writing at least thirty days in advance of any and all changes in its terms and conditions with customers or as soon as practicable if IMUN becomes aware of such changes.

Quality Control

With respect to the Product(s), SeVin shall immediately notify IMUN of any customer complaints and reported defects relating to the Product(s).

Pharmacovigilance, Adverse Events

The parties shall keep each other informed on all reports of adverse drug events coming to either party’s knowledge with regard to the Product(s).

If and when applicable, should complaints with regard to the Product(s) be brought to the attention of SeVin, SeVin will report the same to IMUN in a timely and professional manner.

4	INTELLECTUAL PROPERTY RIGHTS

4.1
SeVin shall not (a) register in its own name nor use any trademarks or trade names that are similar or might be confused with the Trademarks; or (b) use in connection with the activities contemplated by this Agreement or apply to any Product(s) any trademark or trade name of its own.

4.2	IMUN is the owner of Trademarks. During the term of this Agreement, IMUN shall be responsible, at its own cost and expense, to register, maintain and renew the registration of the Trademarks.

4.3
If the support provided by SeVin to IMUN for the marketing of the Product(s) results in any claim of intellectual property rights infringement against SeVin, SeVin shall promptly notify IMUN in writing setting forth the facts of such claims in reasonable detail. IMUN shall have full responsibility for and control of the defense to any such claims, and shall be liable for the entire expense of defending such claims or actions, including the amount of any money judgment rendered against SeVin.

4.4
Each Party to this Agreement shall promptly notify the other Party to this Agreement, in writing, whenever it acquires knowledge that there exists an actual or alleged infringement of IMUN’s Intellectual Property Rights in connection with the Product(s). IMUN shall have the right, but not the obligation, using counsel of its choice and at its own expense, to institute, prosecute and control any action or proceeding with respect to such actual or alleged infringement, including any declaratory judgment action arising from such actual or alleged infringement. If required by law in order for IMUN to take such actions or prosecute such suit, SeVin shall join with IMUN as a party, and IMUN shall reimburse SeVin for reasonable costs incurred by SeVin with respect to such joinder. In the event of a recovery of assessed damages and/or penalties by IMUN, the amount of such recoveries shall belong solely to IMUN.

4.5
SeVin agrees immediately to discontinue the use of any trademark for any Product(s) upon notice from IMUN of a third party claim or act of infringement. Upon discontinuation by SeVin of any such trademark at IMUN’s request, IMUN will use its reasonable efforts to arrange for a suitable alternate trademark under which SeVin may continue to support IMUN in marketing the relevant Product(s) without unreasonable interruption.

5           COMPENSATION;  TERM

For the duration of this Agreement, IMUN shall pay SeVin Consulting Fees defined as follows:

For the equivalent of fifteen man-days of work per month on average from each of Mr. Elliott and Mr. Butta:

a.	Cash payment of USD 20,000 each month for the first six months of this Agreement.

b.	Should the Agreement continue beyond the first six months to the end of the Term (as defined hereinafter), a cash payment of USD 25,000 each month for the subsequent six months of this Agreement.

c.
The Term of this Agreement is one year. However, either party may cancel this Agreement by giving sixty-days notice prior the six-month anniversary of this Agreement. Should this Agreement be cancelled, Mr. Elliott and Mr. Butta shall provide IMUN with transition services prior to the cancelation date without further compensation, and they shall resign from all their respective positions effective as of the cancellation date.

d.	IMUN shall issue 2,500,000 restricted shares of Common Stock of the Company (the “Shares”). The Shares shall be issued and vested as follows:

i.	625,000 of the Shares issued to Seth Elliott within fifteen-days from the Effective Date of this Agreement, such shares to vest immediately upon issuance.
ii.	625,000 of the Shares issued to VBC Group LLC within fifteen-days from the Effective Date of this Agreement, such shares to vest immediately upon issuance.

iii.	375,000 of the Shares issued to Seth Elliott, such Shares to vest 120 days from the Effective Date.
iv.	375,000 of the Shares issued to VBC Group LLC, such Shares to vest 120 days from the Effective Date.
v.	250,000 of the Shares issued to Seth Elliott, such shares to vest upon the six-month anniversary of this Agreement so long as the Agreement has not been previously canceled.
vi.	250,000 of the Shares issued to VBC Group LLC, such shares to vest upon the six-month anniversary of this Agreement so long as the Agreement has not been previously canceled.

e.
Notwithstanding the above, prior to the six-month anniversary of this Agreement, so long as the Agreement has not been previously canceled, all of the Shares shall immediately vest in the event of a Sale of the Company or Change of Control Transaction.

f.	Notwithstanding the Effective Date, the first cash payment shall be made on or before January 5, 2015. However, this Agreement will commence as of the Effective Date.

g.	Each of SeVin, Mr. Elliott and Mr. Butta understand and acknowledge that IMUN may make public announcements and may be required to make securities filings with respect to this Agreement.

h.
Travel expenses and business related expenses should be billed separately, at cost, based on receipts. All expenses greater than USD 500 shall be pre-approved by IMUN in writing. IMUN acknowledges that in order to perform its duties, SeVin and Mr. Elliott and Mr. Butta will need to incur business related expenses and failure to pre-approve such expenses may materially adversely affect SeVin’s ability to perform this Agreement.

Success Fees for Supporting Commercial Activities Including New Markets (e.g., India)

a)
Success Fees for the introduction of a customer that leads to a sale by IMUN without further involvement by SeVin: two percent of the annual amount of the sales agreement, payable annually for the first two years of the sales agreement.

b)
Additional Success Fees for SeVin participating in the conclusion of a sale: an additional three percent of the annual amount of the sales agreement, payable annually for the first three years of the sales agreement.

Success Fees for Introducing Strategic Relationships Including New Markets (e.g., India)

a) Success Fees for the introduction of Strategic Relationship(s) that conduct business with IMUN: five percent of the annual amount of any strategic relationship agreement, payable annually for the first two years of any such agreement(s).

Success Fess for Potential Distribution Opportunities Including New Markets (e.g., India)

a) Success Fees in the amount of five percent of the realized value of any distribution agreement on a paid-when-paid basis [i.e., when IMUN receives any payments under such agreement(s)].

6	LIABILITY

6.1
Neither party will be liable to the other party for any indirect or consequential loss or damage including, without limitation, any loss of business or profits in each case whether arising from negligence, breach of contract or otherwise.

6.2
Subject to the article above, IMUN shall defend and indemnify SeVin, Mr. Elliott and Mr. Butta and hold each of them harmless against all damages suffered. Neither IMUN nor any IMUN Affiliate shall be responsible for any damages suffered by SeVin, Mr. Elliott or Mr. Butta arising out of SeVin’s, Mr. Elliott’s or Mr. Butta’s own negligence or willful acts or failure to act in connection with the performance of duties.

6.3	In the event of any claim being made against a party (the “Indemnified Party”) for which the other party (the “Indemnifying Party”) has agreed to indemnify the Indemnified Party under this

Agreement, the Indemnifying Party shall be promptly notified thereof and may, at its own expenses, conduct all negotiations for the settlement of the same and any litigation that may arise there from. The Indemnified Party shall not at any time make any admission or take any steps which might be prejudice the settlement or successful defense by the Indemnifying Party of any claim or demand until the Indemnifying Party has been notified of the claim and has stated its intention not to negotiate or defend the claim.

7	GOOD ETHICAL BUSINESS PRACTICES

SeVin and IMUN acknowledge that their respective corporate policy require that the business covered by this Agreement be conducted within the letter and spirit of any and all applicable laws. By signing this Agreement, SeVin and IMUN agree to conduct the business contemplated herein in a manner that is consistent with both applicable law and good business ethics.

This includes, but is not limited to:

The Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.), a United States federal law whose main provisions are addressing, but not limited to, accounting transparency requirements under the Securities Exchange Act of 1934 and bribery of foreign officials.

Nothing in this Agreement shall be construed so as to require the violation of law, and wherever there is any conflict between any provision of this Agreement and any rule of mandatory law in a relevant jurisdiction, the latter shall prevail.

8	CONFIDENTIALITY

8.1
The parties agree to exercise all reasonable precautions to maintain in strict confidence all Confidential Information received from the other, and will only use Confidential Information for the purpose of this Agreement.

8.2
Each party agrees not to use the Confidential Information commercially and not to publish or disclose such information to third parties, either orally or in electronic form or in tangible form or in writing, except with the express prior written consent of the party from whom the Confidential Information was received. Consent shall not be required, however, to the extent that the receiving Party can provide evidence that such information:

(a)	Is known to the receiving party prior to its disclosure by the disclosing party; or

(b)	Is obtained by the receiving party from a source other than the disclosing party, which source
(i) did not require the receiving party to hold such information in confidence; or (ii) did not limit or restrict the receiving party’s use thereof; or

(c)	Has become public knowledge otherwise than through the fault of the receiving party; or

(d)	Has been developed by the receiving party independently of the information received from the disclosing party as shown by the receiving party’s written records.

8.3	Upon expiration or termination of this Agreement or at any earlier date if the disclosing party so requests, the parties shall return or destroy (if requested by the disclosing party) all Confidential

Information as well as all copies made thereof and shall immediately cease to use such Confidential Information.

8.4
To the extent legally permitted, the parties hereto shall cause, instruct, direct and oblige any officers, employees or other persons who have rightful access to any of the Confidential Information to keep the same confidential in accordance with the terms of this Agreement.

8.5
Any obligations of confidentiality or restriction of use with respect to Confidential Information transmitted under this Agreement shall survive for a period of three years from the date of termination or expiration of this Agreement.

8.6	The parties agree that neither this Agreement nor any information transmitted in accordance herewith shall (a) give any rights under any patent which either party may now have or hereafter obtain, or
(b) imply any readiness for granting any license.

9	APPLICABLE LAW AND DISPUTE RESOLUTION

9.1	This Agreement shall be governed by and construed exclusively in accordance with the laws of New York State.

9.2
All disputes or differences which may arise between the parties out of or in relation to or in connection with this Agreement or the breach thereof, with the exception of matters involving the grant of injunctive relief, which the parties, using good faith efforts, shall have been unable to amicably resolve, shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with such Rules. The arbitration proceedings shall be held in New York, New York.

10	MISCELLANEOUS

10.1
Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

10.2	Successors and assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.3
Entire Agreement. This Agreement constitutes the entire Agreement between the Parties in respect of  the subject matter hereof. This Agreement cancels and supersedes any and all pre-existing agreements, either oral or in writing between the Parties. There are not and shall not be any oral statements, representations, warranties, undertakings or agreements between the Parties other than as provided by this Agreement and any mutually accepted written amendments hereto.

10.4
Notices. Any notice or request required or permitted to be given in connection with this Agreement shall be in English and shall be deemed to have been sufficiently given if sent by pre-paid registered or certified mail, by courier or by facsimile to the address set forth above.

10.5
No waiver. The failure on the part of either Party hereto to exercise or enforce any right conferred upon it by this Agreement shall not be a waiver of any such right nor shall any single or partial exercise of the Party’s right or power hereunder or further exercise thereof operate so as to bar the later exercise or enforcement thereof. Any waiver must be in writing and signed by the Party granting the waiver.

10.6	Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

10.7	Costs. Each party shall pay the costs and expenses incurred by it in connection with the entering into of this Agreement.

10.8	Severability. The invalidity or unenforceability of any terms or provisions of this Agreement shall not affect the validity or enforceability of any other terms or provisions thereof.

10.9	Survival. The following Sections shall survive the expiration or termination of this Agreement: Confidentiality, Publicity.

IN WITNESS WHEREOF, the parties hereto, having independently consulted with their respective attorneys and advisors, through their authorized representatives, have executed this Agreement as of the date of the last party to sign, whereby they evidence their intent to be legally bound.

	THE SEVIN GROUP LLC		IMMUNE THERAPEUTICS, INC.

By:	/s/ Seth Elliott	By:	/s/ Noreen Griffin
Title:	Managing Member	Title:	CEO
Date:	December 17, 2014	Date:	December 17, 2014

By:	/s/Vincent Butta
Title:	Managing Member
Date:	December 17, 2014